UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    July 30, 2010

GLOBAL BEVERAGES, INC.
(Exact name of registrant as specified in charter)

Nevada	000-28865	88-0373061
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 Yarraman Road, Wybong, Upper Hunter Valley, New South Wales, Australia 2333
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (61)2 6547-8118

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 7.01     Regulation FD Disclosure.

On August 11, 2010, Global Beverages, Inc. (the "Registrant') made available a slideshow presentation containing information about the Registrant, its business and future plans.

Item 8.01     Other Events.

On July 30, 2010, the Registrant, Montrose International Holdings LTD ("Montrose") and Aegis Capital, Corp. executed a Summary Offer Sheet pursuant to which the Registrant would acquire Montrose for an amount equal to the sum of the net asset value of Montrose and the net income of Montrose for the year ending December 31, 2010 (such sum currently estimated to be approximately $11,550,000), subject to adjustment if the Registrant's stock underperforms the S&P 500 index by more than 1000 basis points one year following the closing.  $3,300,000 of the purchase price would be payable in cash, of which $3,000,000 would be paid at closing and $300,000 would be paid within 6 months of the Closing, and the balance of the total consideration would be payable in the form of shares of the Registrant's 3% Cumulative Convertible Preferred Stock.  The proposed acquisition is subject to negotiation of definitive documentation and due diligence.  Accordingly, the Registrant can give no assurances as to whether it is reasonably likely that the acquisition of Montrose can or will be completed.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Investor presentation.
99.2	Confidential Summary Offer Sheet dated July 30, 2010 among Global Beverages, Inc., Montrose International Holdings LTD and Aegis Capital, Corp.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL BEVERAGES, INC.

Date: September 22, 2010	By:	/s/ Ian Long
Name: Ian Long
Title: Chief Executive Officer